UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF

THE SECURITIES EXCHANGE ACT OF 1934

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METROPOLITAN SERIES FUND, INC.

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(4)	Date Filed: February 26, 2010

METROPOLITAN SERIES FUND, INC.

501 BOYLSTON STREET

BOSTON, MASSACHUSETTS 02116

February 26, 2010

Letter from the President

Re: BlackRock Strategic Value Portfolio Investment Management Change

In our continuing effort to fulfill your investment objectives, the attached Information Statement details a recent change in the subadviser of the BlackRock Strategic Value Portfolio (the “Portfolio”). Effective January 19, 2010, the subadviser of the Portfolio was changed to Neuberger Berman Management LLC. (“Neuberger Berman”). In addition, the name of the Portfolio has changed to the Neuberger Berman Genesis Portfolio.

PLEASE NOTE THAT NO ACTION IS REQUIRED ON YOUR PART.

We appreciate your continued confidence in our investment offerings.

Sincerely,

Elizabeth M. Forget

President

METROPOLITAN SERIES FUND, INC.

NEUBERGER BERMAN GENESIS PORTFOLIO

501 BOYLSTON STREET

BOSTON, MA 02116

INFORMATION STATEMENT

Important Notice Regarding the Availability of this Information Statement

This information statement is available at

http://www.metlife.com/msf

This Information Statement is being furnished by the Board of Directors (the “Board of Directors” or the “Directors”) of Metropolitan Series Fund, Inc. (the “Fund”) to the shareholders of the Neuberger Berman Genesis Portfolio (the “Portfolio”), which was formerly known as the BlackRock Strategic Value Portfolio. This Information Statement is being mailed beginning on or about February 26, 2010 to the Portfolio’s shareholders (each, a “Shareholder,” and, collectively, the “Shareholders”) of record as of the close of business on January 19, 2010 (the “Record Date”).

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.    INTRODUCTION

The Fund, an open-end management investment company, is a Maryland corporation that was formed on November 23, 1982. The Fund is a series type company with 36 series or investment portfolios. The Portfolio is one of those portfolios. MetLife Advisers, LLC (the “Manager”) acts as investment adviser to the Portfolio. Prior to January 19, 2010, BlackRock Advisors, LLC (“BlackRock”) acted as subadviser to the Portfolio pursuant to a subadvisory agreement dated January 31, 2005 between the Manager and BlackRock Advisors, Inc. (the “Previous Subadvisory Agreement”).

At a meeting of the Board of Directors, the Directors approved a new subadvisory agreement (the “Subadvisory Agreement”) between the Manager and Neuberger Berman Management LLC (“Neuberger Berman”) with respect to the Portfolio, which took effect as of January 19, 2010. In connection with the appointment of Neuberger Berman under the Subadvisory Agreement, the Previous Subadvisory Agreement terminated, and as of January 19, 2010, BlackRock no longer served as subadviser to the Portfolio. Effective January 19, 2010, the name of the Portfolio changed from the BlackRock Strategic Value Portfolio to the Neuberger Berman Genesis Portfolio.

The Investment Company Act of 1940, as amended (the “1940 Act”) generally provides that an adviser or subadviser to a mutual fund may act as such only pursuant to a written contract that has been approved by a vote of the fund’s shareholders, as well as by a vote of a majority of the directors of the fund who are not parties to such contract or interested persons of any party to such contract. The Manager, however, has received from the Securities and Exchange Commission (the “SEC”) an exemption from the shareholder approval voting requirement in certain circumstances (the “SEC Exemption”). Subject to certain conditions, the SEC Exemption permits the Manager to enter into subadvisory agreements for the management of a portfolio of the Fund without obtaining the approval of the portfolio’s shareholders, including agreements with new subadvisers that are not affiliated persons of the Manager or the Fund. Such agreements must be approved by the Directors in accordance with the requirements of the 1940 Act. One of the conditions of the SEC Exemption is that the Fund must provide an information statement to the shareholders of the affected portfolio, setting forth substantially the information that a proxy statement would contain for a shareholder meeting on whether to vote to approve the agreement. In accordance with the SEC Exemption, the Fund is furnishing this Information Statement to the Shareholders in order to provide information regarding the Subadvisory Agreement.

The information set forth in this Information Statement concerning Neuberger Berman and its respective affiliates has been provided to the Fund by Neuberger Berman.

II.     DESCRIPTION OF AGREEMENTS

Management Agreement

The Manager currently serves as investment adviser and provides administrative services to the Portfolio pursuant to an advisory agreement between the Manager and the Fund, dated January 31, 2005 (the “Management Agreement”). The Management Agreement provides that the Manager will furnish to the Portfolio both investment management services and administrative services, though it permits the Manager to delegate its investment management services with respect to the Portfolio to a subadviser. The Directors approved the renewal of the Management Agreement at a meeting held on November 18-19, 2009. The Management Agreement was most recently approved by Shareholders on January 18, 2005, in connection with a change in the subadviser of the Portfolio from State Research & Management Company to BlackRock Advisors, LLC (formerly BlackRock Advisors, Inc.).

Under the Management Agreement, a management fee is payable by the Portfolio to the Manager at the annual rate of 0.850% of the first $500 million of the Portfolio’s average daily net assets, 0.800% of the next $500 million of such assets, and 0.750% of such assets in excess of $1 billion. The aggregate management fee payable by the Portfolio during the fiscal year ended December 31, 2009 was $3,709,733, which was 0.85% of the Portfolio’s average daily net assets.

The Fund has adopted a distribution plan under Rule 12b-1 of the 1940 Act for the Portfolio’s Class B and Class E shares. For the fiscal year ended December 31, 2009, the Class B shares and Class E shares of the Portfolio paid aggregate fees of $385,783 to affiliates of the Manager pursuant to the distribution plan.

Description of the Previous Subadvisory Agreement

Under the Previous Subadvisory Agreement, the Manager delegated its portfolio management responsibilities for the Portfolio to BlackRock. The Previous Subadvisory Agreement required BlackRock to manage, subject to the supervision of the Manager, the investment and reinvestment of the assets of the Portfolio. BlackRock was authorized to take, on behalf of the Fund, all actions which it deemed necessary to implement the investment policies of the Portfolio, and in particular to place all orders for the purchase or sale of portfolio securities for the Portfolio with brokers or dealers selected by BlackRock. In connection with these services, BlackRock was obligated to make periodic reports to the Manager.

Under the Previous Subadvisory Agreement for the Portfolio, the Manager paid a subadvisory fee to BlackRock at the annual rate of 0.55% of the first $250 million of the Portfolio’s average daily net assets, 0.50% of the next $250 million of such assets, 0.45% of the next $250 million of such assets and 0.40% of the amount of such assets in excess of $750 million. Under the Previous Subadvisory Agreement for the Portfolio, for the fiscal year ended December 31, 2009, the Manager paid an aggregate subadvisory fee with respect to the Portfolio of $2,307,194 to BlackRock, which was 0.53% of the Portfolio’s average daily net assets.

The Directors approved the renewal of the Previous Subadvisory Agreement to January 10, 2010 at a meeting held on November 18-19, 2009 in anticipation of the retention of Neuberger Berman to subadvise the Portfolio. The Previous Subadvisory Agreement was most recently approved by Shareholders on January 18, 2005, in connection with a change in the subadviser of the Portfolio from State Research & Management Company to BlackRock Advisors, LLC (formerly BlackRock Advisors, Inc.). The Shareholders generally authorized the Manager to enter into subadvisory agreements pursuant to the SEC Exemption, as described above, on April 27, 2001.

Description of Subadvisory Agreement

The Subadvisory Agreement for the Portfolio appears in Appendix A. The next several paragraphs briefly summarize some important provisions of the

Subadvisory Agreement, but for a complete understanding of the Subadvisory Agreement you should read Appendix A.

The Subadvisory Agreement requires Neuberger Berman to manage the investment and reinvestment of the Portfolio’s assets, subject to the supervision of the Manager. The Subadvisory Agreement requires that Neuberger Berman do so in conformity with (i) the investment objective, policies and restrictions of the Portfolio set forth in the Fund’s prospectus and statement of additional information relating to the Portfolio, (ii) any additional policies or guidelines established by the Manager or by the Directors and (iii) other applicable laws and regulations. Subject to the foregoing, the Subadvisory Agreement generally authorizes Neuberger Berman to effect portfolio transactions in its discretion and without prior consultation with the Manager. The Subadvisory Agreement also requires Neuberger Berman to make periodic reports to the Manager.

Under the Subadvisory Agreement for the Portfolio, Neuberger Berman is compensated at the annual rate of 0.50% of the first $500 million of the Portfolio’s average daily net assets, 0.45% of the next $250 million of such assets and 0.40% of the amount of such assets in excess of $750 million. The Portfolio pays no fee to Neuberger Berman under the Subadvisory Agreement; fees to Neuberger Berman are payable solely by the Manager.

The Subadvisory Agreement provides that it shall continue in effect for two years from the date of execution, and from year to year thereafter, so long as such continuance is specifically approved at least annually (i) by the Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Manager or Neuberger Berman (the “Independent Directors”), cast in person at a meeting called for the purpose of voting on such approval.

The Subadvisory Agreement may be amended at any time by mutual consent of the Manager and Neuberger Berman, provided that, if required by law (as may be modified by any exemptions received by the Manager and/or the Fund), such amendment shall also be approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval.

The Subadvisory Agreement provides that, except as may otherwise be provided by applicable law, Neuberger Berman and its officers, directors, employees and agents shall not be subject to any liability to the Manager, the Fund, the Portfolio or the Shareholders for loss arising out of any service rendered under the Subadvisory Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of any duties or by reason of reckless disregard of their obligations and duties.

The Subadvisory Agreement also provides that the Manager will indemnify and hold harmless the Subadviser, and that the Subadviser will indemnify and hold harmless the Manager, from and against any and all direct or indirect liabilities, losses or damages suffered by the indemnitee resulting from (i) the indemnitor’s breach of any provision of the Subadvisory Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the indemnitor in performance of duties and obligations under the Subadvisory Agreement or (iii) any untrue statement of a material fact contained in any Prospectus, Statement of Additional Information or promotional materials, with respect to the Subadviser’s indemnification of the Manager, in reliance upon written information, or written confirmation of verbal information, furnished by the Subadviser, expressly for use in the Fund’s registration statement or, with respect to the Manager’s indemnification of the Subadviser, if made other than in reliance on such information. In no case shall such indemnity be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the Subadvisory Agreement.

The Subadvisory Agreement may be terminated at any time on sixty days’ written notice to Neuberger Berman, either by vote of the Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio. The Subadvisory Agreement provides that it will automatically terminate in the event of its assignment or upon the termination of the Management Agreement. The Subadvisory Agreement may also be terminated by Neuberger Berman on sixty days’ written notice to the Manager and the Fund, or by the Manager, if approved by the Board of Directors, on sixty days’ written notice to Neuberger Berman.

Comparison of the Previous Subadvisory Agreement and the Subadvisory Agreement

The principal terms of the Subadvisory Agreement are substantially similar to the terms of the Previous Subadvisory Agreement. Some important differences include the following:

•	references to BlackRock have been changed to references to Neuberger Berman;

•	the subadvisory fee schedule for the Subadvisory Agreement is less than for the Previous Subadvisory Agreement; and

•	the Subadvisory Agreement provides for the Manager to indemnify the Subadviser, and for the Subadviser to indemnify the Manager, in certain circumstances described in the Subadvisory Agreement.

Under the Previous Subadvisory Agreement, the Manager paid an aggregate subadvisory fee to BlackRock with respect to the Portfolio of $2,307,194 for the fiscal year ended December 31, 2009. If the Subadvisory Agreement had been in effect during such fiscal year, the subadvisory fee payable by the Manager to Neuberger Berman would have been $2,182,197. The difference between such amounts is $124,997, which represents a 0.03% decrease.

In order that the Portfolio realize benefits from the lower subadvisory fee, the Manager has voluntarily agreed, for the period January 19, 2010 through April 30, 2010, to reduce its advisory fee for each class of the Portfolio to the annual rate of 0.825% for the first $500 million of the Portfolio’s average daily net assets, 0.800% for the next $500 million of such assets and 0.750% for amounts over $1 billion. This voluntary waiver may be terminated by the Manager at any time.

III.    INFORMATION ABOUT NEUBERGER BERMAN

Director Review of the Subadvisory Agreement with Neuberger Berman

In determining to approve the Subadvisory Agreement for the Portfolio, the Board of Directors, including the Independent Directors, did not identify any single factor as determinative but took into account a number of factors.

The Directors considered the nature, extent and quality of the services to be provided to the Portfolio by Neuberger Berman. In this regard, the Directors considered presentations by Fund officers and representatives of the Manager and Neuberger Berman. The Directors also reviewed materials provided by the Manager, including materials provided in connection with the Directors’ consideration of the renewal of the Fund’s advisory arrangements (collectively, the “Director Materials”). These presentations and the Director Materials contained information that assisted the Directors in assessing Neuberger Berman’s organizational structure, personnel (including particularly those personnel with responsibilities for providing services to the Portfolio), investment capacity, investment process and regulatory/compliance capabilities and record, as well as Neuberger Berman’s investment philosophy, performance record and trade execution capabilities. It was noted that Neuberger Berman personnel have substantial experience in managing small market capitalization value investments similar to those in which the Portfolio invests. In this regard, the Directors considered comparisons of the composite performance of accounts managed by Neuberger Berman that invest in small capitalization investments similar to those in which the Portfolio invests. The Directors concluded that they were satisfied with the nature, extent and quality of the services to be provided to the Portfolio by Neuberger Berman.

The Directors considered the subadvisory fee to be paid by the Manager to Neuberger Berman and the total expenses of the Portfolio. In particular, the Directors considered the fact that the subadvisory fee schedule for Neuberger Berman set forth in the Subadvisory Agreement is lower than the fee schedule in the Previous Subadvisory Agreement and that the Manager had agreed to reduce its advisory fee through a fee waiver. The Directors concluded that the subadvisory fees to be paid to Neuberger Berman were reasonable and the result of arm’s-length negotiations. Because it was not possible to determine the profitability that Neuberger Berman might achieve with respect to the Portfolio, the Directors did not make any conclusions regarding Neuberger Berman’s profitability. The Board also considered the expected transition costs to the Portfolio of the change of subadviser.

The Directors considered the extent to which economies of scale may be realized if the Portfolio grew and whether fee levels reflect these possible economies of scale for the benefit of shareholders in the Portfolio. In this regard, the Directors primarily considered the breakpoints in the Portfolio’s advisory fee schedule and how possible benefits from economies of scale may be realized by the various parties. The Directors also reviewed comparative breakpoint information of similar funds in a report prepared in connection with the Directors’ consideration of the renewal of the Portfolio’s Previous Subadvisory Agreement. The Directors concluded that they were satisfied with the extent to which possible economies of scale may be shared for the benefit of shareholders in the Portfolio. The Directors also took into account Neuberger Berman’s substantial experience and reputation as a manager of small capitalization value investments, along with the prominence of the Neuberger Berman name in the marketplace for investment advice, and concluded that this might enhance the marketability of the insurance products that invest in the Portfolio, and thus lead to growth in the size of the Portfolio, although such growth cannot be assured.

The Directors also considered comparisons of the services to be rendered and, as noted above, the amount to be paid, under the Subadvisory Agreement with that under the Previous Subadvisory Agreement. In this regard, the Directors in particular noted that, other than certain differences, as described above under “Comparison of the Previous Subadvisory Agreement and the Subadvisory Agreement,” the principal terms of the Subadvisory Agreement are substantially similar to the Previous Subadvisory Agreement, and the Subadvisory Agreement contains a lower subadvisory fee schedule.

In addition, the Directors considered Neuberger Berman’s policies with respect to obtaining benefits from their use of the Portfolio’s brokerage commissions to obtain research that could be used for Neuberger Berman’s other clients (as described below under “Portfolio Transactions and Brokerage”), and the Directors concluded that Neuberger Berman’s policies were reasonable.

Based on their evaluation of these factors described above, and assisted by independent counsel, the Directors, including the Independent Directors, concluded it was appropriate and desirable for Neuberger Berman to assume subadvisory responsibilities for the Portfolio and thus approved the Subadvisory Agreement.

Investment Style

Neuberger Berman invests at least 65% of the Portfolio’s assets in common stocks of small-capitalization companies, which it defines as those whose market capitalizations are similar to the market capitalization of the companies in the Russell 2000 Value Index (composed of value stocks in the Russell 2000 Index) or the S&P SmallCap 600 Index. As of June 30, 2009, the highest market capitalization of companies in the Russell 2000 Index was $2.3 billion. As of June 30, 2009, the highest capitalization of companies in the S&P SmallCap 600 Index was $2.3 billion. The Portfolio may continue to hold or buy additional shares of a company that no longer is of comparable size if Neuberger Berman continues to believe that those shares are an attractive investment. The Portfolio seeks to reduce risk by diversifying among many companies and industries.

Neuberger Berman generally looks for undervalued companies whose current market shares and balance sheets are strong. Factors in identifying these firms may include: above-average returns; an established market niche; circumstances that would make it difficult for new competitors to enter the market; the ability to finance their own growth; and sound future business prospects.

This approach is designed to let the Portfolio benefit from potential increases in stock prices, while limiting the risks typically associated with small-capitalization stocks. At times, Neuberger Berman may emphasize certain sectors that it believes will benefit from market or economic trends.

Neuberger Berman generally follows a disciplined selling strategy and may sell a stock when it reaches a target price, when the company’s business fails to perform as expected, or when other opportunities appear more attractive.

Portfolio Transaction and Brokerage

In their consideration of the Subadvisory Agreement, the Directors considered Neuberger Berman’s practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for the Portfolio, and such brokers’ and dealers’ provision of brokerage and research services to Neuberger Berman. The following paragraphs summarize these practices.

In determining the broker through which, and the transaction cost at which, securities transactions for clients are to be effected, Neuberger Berman seeks to obtain the best results for the Portfolio, taking into consideration such relevant factors as price, the broker’s execution ability, facilities, reliability and financial responsibility, and ability to help effect the transaction by contributing to the determination of such important elements as timing and order size. Commission rates, being a component of purchase/sale price, are considered as a factor. Neuberger Berman does not obligate itself to seek the lowest commission cost except to the extent that it contributes to the overall goal of obtaining the best results for the Portfolio.

When unaffiliated brokers are used, consistent with best execution requirements such brokers may be permitted to charge commissions in excess of that which another broker might have charged for effecting the same transaction in recognition of the value of brokerage, research or other services provided by that broker to the Portfolio.

With regard to the use of other brokers for institutional accounts, a factor in the allocation of brokerage is Neuberger Berman’s evaluation of the quality of the brokers’ research, meaning the extent to which such brokerage benefits some or all accounts. For purposes of evaluating such research, points are awarded in several categories and the allocation of brokerage business is made based upon the number of points each broker receives. Research is often received on an unrequested basis from brokers who are not awarded points. Often research received from others is not used. Brokers who are not being rewarded for research are sometimes used in the interest of securing best execution.

Furthermore, in certain instances Neuberger Berman specifically allocates brokerage for research services (including research reports on issuers and industries as well as economic and financial data) which may otherwise be purchased for cash. While the receipt of such services has not reduced Neuberger Berman’s normal internal research activities, Neuberger Berman’s expenses could be materially increased if it were to generate such additional information internally. To the extent such research services are provided by others, Neuberger Berman is relieved of expenses it may otherwise incur. In some cases research services are generated by third parties but provided to Neuberger Berman by or through broker dealers. Research obtained in this manner may be used in servicing any or all clients of Neuberger Berman and may be used in connection with clients other than those clients whose brokerage commissions are used to acquire the research services described herein. With regard to allocation of brokerage to acquire research services described above, Neuberger Berman always considers its best execution obligation when deciding which broker to utilize.

To ensure that accounts of all Neuberger Berman’s investment clients are treated fairly in the event that transaction instructions for more than one investment account regarding the same security are received by Neuberger Berman at or about the same time, Neuberger Berman may combine transaction orders placed on behalf of clients, including advisory accounts in which affiliated persons have an investment interest, for the purpose of negotiating brokerage commissions or obtaining a more favorable price. Securities purchased or sold may be allocated, in terms of amount, to a client according to the proportion that the size of the transaction order actually placed by the account bears to the aggregate size of transaction orders simultaneously made by the other accounts, subject to de minimis exceptions, with all participating accounts paying or receiving the same price. Neuberger Berman believes that the Portfolio is fairly served by this policy.

Neuberger Berman Operations

Neuberger Berman is a wholly owned subsidiary of Neuberger Berman Holdings LLC, which is a wholly owned subsidiary of Neuberger Berman Group, LLC (“NB Group”). On May 24, 2009, NB Group announced the completion of an employee-led buyout of the 70-year old company, returning the firm to its original independent status. The address of Neuberger Berman, NB Group and Neuberger Berman Holdings LLC is 605 Third Avenue, New York, NY 10158.

As of December 31, 2009, Neuberger Berman and its affiliates had assets under management of approximately $173 billion.

Neuberger Berman acts as investment adviser or subadviser to the funds listed in the table below, each of which has an investment objective similar to that of the Portfolio’s objective. Neuberger Berman does not waive or reduce its compensation, except as noted below, for any fund shown in the table as of December 31, 2009.

Fund	Net Assets as of December 31, 2009 (Millions)	Annual Fee Rate as a Percentage of Average Annual Assets	Relationship (Adviser or Subadviser)
*Sub-advised Account	$45.7	0.60%	Subadviser
Neuberger Berman Genesis Fund	$9,412	0.85% on first $250 Million 0.80% on next $250 Million 0.75% on next $250 Million 0.70% on next $250 Million 0.65% over $1 Billion	Adviser

*	For confidentiality purposes, the name of the sub-advised relationship has been omitted. This represents an account managed in a similar fashion to the Portfolio.

The principal executive officers and directors of Neuberger Berman and their principal occupations are set forth below. The address of each such person is Neuberger Berman Management LLC, 605 Third Avenue, 2nd Floor, New York, New York 10158.

Name	Position
Joseph Amato	Director
Robert Conti	President and Chief Executive Officer
Bradley Tank	Managing Director and CIO (Fixed Income)
Andrew Provencher	Managing Director, Head of Intermediary Distribution

The portfolio managers who are responsible for the day-to-day management of the Portfolio are Judith M. Vale, Robert W. D’Alelio, Michael L. Bowyer and Brett S. Reiner.

Judith M. Vale and Robert W. D’Alelio are Vice Presidents of Neuberger Berman and Managing Directors of Neuberger Berman LLC. Vale and D’Alelio have been senior members of Neuberger Berman’s Small Cap Group since 1992 and 1996, respectively. Mr. D’Alelio joined the firm in 1996. They are the Co-Managers of the Portfolio.

Michael L. Bowyer and Brett S. Reiner are Vice Presidents of Neuberger Berman and Managing Directors of Neuberger Berman LLC. Bowyer and Reiner have been members of Neuberger Berman’s Small Cap Group since 2001 and 2003, respectively. Mr. Bowyer joined the firm in 1996 and Mr. Reiner in 2000. They are the Associate Portfolio Managers of the Portfolio.

IV.    OTHER INFORMATION

Information about the Manager

The Manager is a Delaware limited liability company. MetLife Investors Group, Inc. (“Met Investors Group”) owns all of the voting interest in the Manager. Met Investors Group is a wholly owned subsidiary of MetLife, Inc. (“MetLife”), a publicly traded company. The members of the Manager include each insurance company the separate accounts of which invest in registered investment companies to which the Manager serves as investment adviser. The Chairman of the Board and President of the Manager is Elizabeth M. Forget. Ms. Forget, Paul G. Cellupica, and Alan C. Leland, Jr. are the Manager’s directors. Ms. Forget is the President and Chief Executive Officer of the Fund, and her principal occupation is Senior Vice President of MetLife. Mr. Cellupica does not have a position with the Fund, and his principal occupation is Chief Counsel, Securities Regulation & Corporate Services,

of MetLife. Mr. Leland is a Senior Vice President of the Fund and Vice President of MetLife, and his principal occupation is Treasurer and Chief Financial Officer of the Manager. The address of Ms. Forget and Mr. Cellupica is 1095 Avenue of the Americas, New York, New York 10036. The address of the Manager and Mr. Leland is 501 Boylston Street, Boston, Massachusetts 02116. The address of Met Investors Group is 22 Corporate Plaza Dr., Newport Beach, CA 92660. The address of MetLife is 200 Park Avenue, New York, NY 10166.

Information About the Fund

Copies of the most recent annual report and the semiannual report succeeding the annual report, if any, of the Fund may be obtained without charge by calling (800) 638-7732 or by writing to Michael P. Lawlor, Metropolitan Series Fund, Inc., c/o MetLife Advisers, LLC at 501 Boylston Street, Boston, Massachusetts 02116.

Ownership of Shares

Shares of the Portfolio are available for purchase only by separate accounts established by MetLife and its insurance company affiliates (collectively, the “Insurance Companies”), and certain eligible qualified retirement plans (“Qualified Plans”). The Fund serves as the investment vehicle for (1) variable insurance, variable annuity and group annuity products of the Insurance Companies and (2) Qualified Plans. Shares of the Portfolio are not offered for direct purchase by the investing public. Each Class A, Class B and Class E Share of the Portfolio is entitled to one vote and each fractional Share of the Portfolio is entitled to a proportional fractional vote. The number of shares of beneficial interest of the Portfolio issued and outstanding as of the Record Date was as follows:

Class A	27,716,305
Class B	11,661,041
Class E	11,552,215

Beneficial Ownership

To the extent known by the Fund, there are no persons owning contracts which would entitle them to instruct the Insurance Companies with respect to 5% or more of any class of the voting securities of the Portfolio.

The officers and Directors of the Fund owned less than 1% of the outstanding shares of any class of the Portfolio on the Record Date.

Because the Insurance Companies own 100% of the Shares of the Fund, they may be deemed to be in control (as that term is defined in the 1940 Act) of the Portfolio and the Fund.

Principal Underwriter

MetLife Investors Distribution Company, Inc., located at 5 Park Plaza, Irvine, CA 92614, is the Fund’s principal underwriter.

APPENDIX A

METROPOLITAN SERIES FUND, INC.

SUB-ADVISORY AGREEMENT

(Neuberger Berman Genesis Portfolio)

This Sub-Advisory Agreement (this “Agreement”) is entered into as of January 19, 2010 by and between MetLife Advisers, LLC, a Delaware limited liability company (the “Manager”) and Neuberger Berman Management LLC, a New York limited liability company (the “Subadvisor”).

WHEREAS, the Manager has entered into an Advisory Agreement dated January 31, 2005, (the “Advisory Agreement”) with METROPOLITAN SERIES FUND, INC. (the “Fund”), pursuant to which the Manager provides portfolio management and administrative services to the Neuberger Berman Genesis Portfolio of the Fund (the “Portfolio”) (formerly named, BlackRock Strategic Value Portfolio);

WHEREAS, the Advisory Agreement provides that the Manager may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more subadvisers;

WHEREAS, the Manager desires to retain the Subadviser to render portfolio management services in the manner and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Manager and the Subadviser agree as follows:

1. Sub-Advisory Services.

a. The Subadviser shall, subject to the supervision of the Manager and in cooperation with the Manager, as administrator, or with any other administrator appointed by the Manager (the “Administrator”), manage the investment and reinvestment of the assets of the Portfolio. The Subadviser shall invest and reinvest the assets of the Portfolio in conformity with (1) the investment objective, policies and restrictions of the Portfolio set forth in the Fund’s prospectus and statement of additional information, as revised or supplemented from time to time, relating to the Portfolio (collectively, the “Prospectus”), (2) any additional policies or guidelines established by the Manager or by the Fund’s Directors that have been furnished in writing to the Subadviser and (3) the provisions of the Internal Revenue Code (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code) and “segregated asset accounts” (as defined in Section 817 of the Code) including, but not limited to, the diversification requirements of Section 817(h) of the Code and the regulations thereunder, all as from time to time in effect (collectively, the “Policies”), and with all applicable provisions of law, including without limitation all applicable provisions of the Investment Company Act of 1940 (as amended, the “1940 Act”) the rules and regulations thereunder and the interpretive opinions thereof of the staff of the Securities and Exchange Commission (“SEC”) (“SEC Positions”); provided, however, that the Manager agrees to inform the Subadviser of any and all applicable state insurance law restrictions that operate to limit or restrict the investments the Portfolio might otherwise make (“Insurance Restrictions”), and to inform the Subadviser promptly of any changes in such Insurance Restrictions. Subject to the foregoing, the Subadviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Portfolio, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Portfolio may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Subadviser shall determine. Notwithstanding the foregoing provisions of this Section 1.a, however, the Subadviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Portfolio as the Manager shall determine are necessary in order for the Portfolio to comply with the Policies.

b. The Subadviser shall furnish the Manager and the Administrator daily, weekly, monthly, quarterly and/or annual reports concerning portfolio transactions and the investment performance of the Portfolio in such form as may be mutually agreed upon, and agrees to review the Portfolio and discuss the management of the Portfolio with representatives or agents of the Manager, the Administrator or the Fund at their reasonable request. The Subadviser shall, as part of a complete portfolio compliance testing program, perform quarterly diversification testing under Section 817 (h) of the Code. The Subadviser shall provide timely notice each calendar quarter that such diversification was satisfied, or if not satisfied, that corrections were made within 30 days of the end of the calendar quarter. The Subadviser shall also provide the Manager, the Administrator or the Fund with such other information and reports as may reasonably be requested by the Manager, the Administrator or the Fund from time to time, including without limitation all material as reasonably may be requested by the Directors of the Fund pursuant to Section 15(c) of the 1940 Act.

c. The Subadviser shall provide to the Manager a copy of the Subadviser’s Form ADV as filed with the SEC and as amended from time to time and a list of the persons whom the Subadviser wishes to have authorized to give written and/or oral instructions to custodians of assets of the Portfolio;

d. In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Subadviser shall not consult with any other subadviser to the

Portfolio or any subadviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Manager serves as investment adviser concerning transactions of the Portfolio in securities or other assets, other than for purposes of complying with conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

e. Unless the Manager gives the Subadviser written instructions to the contrary, the Subadviser shall use its good faith judgment in a manner which it reasonably believes best serves the interest of the Portfolio’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in which assets of the Portfolio are invested.

f. The Subadviser shall provide Manager with information providing the basis for reasonable and good faith fair valuations for any investments in the Portfolio for which the Portfolio’s pricing agent deems current market quotations are either not readily available or not reliable. Subadviser will also provide fair valuation information in response to the reasonable inquiry of the Manager or Manager’s delegate.

g. The Subadviser shall be responsible for expenses relating to the printing and mailing of any prospectus supplement, exclusive of annual updates, required solely as a result of actions taken by the Subadviser or its affiliate, including but not limited to, portfolio manager changes or disclosure changes requested by the Subadviser that affect the investment objective, principal investment strategies, principal investment risks and portfolio management sections of the prospectus. Application of this provision will not apply where the above-described changes can be implemented through annual updates or revisions otherwise required of the Manager but not prompted solely as a result of actions taken by the Subadviser of its affiliate.

2. Obligations of the Manager.

a. The Manager shall provide (or cause the Fund’s custodian to provide) information to the Subadviser in a timely manner regarding such matters as the composition of assets in the Portfolio, cash requirements and cash available for investment in the Portfolio, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

b. The Manager has furnished the Subadviser a copy of the Prospectus and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Manager agrees to furnish the Subadviser with relevant sections of minutes of meetings of the Directors of the Fund applicable to the Portfolio to the extent they may affect the duties of the

Subadviser, and with copies of any financial statements or reports of the Fund with respect to the Portfolio to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement, including, but not limited to, timely information relating to any Insurance Restrictions.

c. The Subadviser agrees to create, maintain and preserve for the periods prescribed under the 1940 Act any records related to services provided by Subadviser hereunder that are required to be maintained pursuant to applicable law. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund’s property. The Subadviser also agrees upon request of the Manager or the Fund, promptly to surrender the books and records to the requester or make the books and records available for inspection by representatives of regulatory authorities. The Subadviser shall permit all books and records with respect to the Portfolio to be inspected and audited by the Manager and the Administrator at all reasonable times during normal business hours, upon reasonable notice. The Subadviser further agrees to maintain and preserve the Fund’s books and records in accordance with the Investment Company Act and rules thereunder.

3. Custodian. The assets of the Portfolio shall be maintained in the custody of an eligible custodian (the “Custodian”) identified in, and in accordance with the terms and conditions of, a custody agreement (the “Custody Agreement”) (or any sub-custodian properly appointed as provided in the Custody Agreement). The Subadviser shall provide timely instructions directly to the Custodian, in the manner and form as required by the Custody Agreement (including with respect to exchange offerings and other corporate actions) necessary to effect the investment and reinvestment of the Portfolio’s assets. Any assets added to the Portfolio shall be delivered directly to the Custodian.

4. Expenses. Except for expenses specifically assumed or agreed to be paid by the Subadviser pursuant hereto, the Subadviser shall not be liable for any expenses of the Manager or the Fund including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Subadviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

5. Purchase and Sale of Assets. Absent instructions from the Manager to the contrary, the Subadviser shall place all orders for the purchase and sale of securities for the Portfolio with brokers or dealers selected by the Subadviser, which may include brokers or dealers affiliated with the Subadviser, provided such orders comply with Rule 17e-1 (or any successor or other relevant regulations) under the 1940 Act in all respects. To the extent consistent with applicable law and then current SEC positions, purchase or sell orders for the Portfolio may be aggregated with contemporaneous purchase or sell orders of other clients of the Subadviser. The Subadviser shall use its best efforts to obtain execution of transactions for the Portfolio at prices which are advantageous to the Portfolio and at commission rates that are reasonable in relation to the benefits received. However, the Subadviser may, in accordance with applicable law and the current SEC positions, select brokers or dealers on the basis that they provide brokerage or research to the Portfolio and/or other accounts serviced by the Subadviser. Not all such services or products need to be used by the Subadviser in managing the Portfolio.

6. Compensation of the Subadviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Subadviser hereunder, the Manager shall pay the Subadviser compensation at the annual rate of 0.50% for the first $500 million of the Portfolio’s average daily net assets, 0.45% on the next $250 million of the Portfolio’s average net assets and 0.40% on such assets over $750 million. Average daily net assets will include cash and all payables and receivables including accrued income and accrued expenses. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement. If the Subadviser shall serve for less than the whole of any month or other agreed upon interval, the forgoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund; however, any such waiver will have no effect on the Manager’s obligation to pay the Subadviser the compensation provided for herein.

7. Non-Exclusivity. The Manager agrees that the services of the Subadviser are not to be deemed exclusive and that the Subadviser and its affiliates are free to act as investment manager and provide other services to various investment companies and other managed accounts, except as the Subadviser and the Manager or the Administrator may otherwise agree from time to time in writing before or after the date hereof. This Agreement shall not in any way limit or restrict the Subadviser or any of its directors, officers, employees or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities do not adversely affect or otherwise impair the performance by the Subadviser of its duties and obligations under this Agreement. The Manager recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Portfolio. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager. Notwithstanding the forgoing, the Subadviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio, provided the Subadviser receives the express agreement and consent of the Manager and/or the Fund’s Board of Directors to execute futures account agreements, ISDA Master Agreements and other documents related thereto, which consent shall not be unreasonably withheld. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager’s and the Fund’s agent and attorney-in-fact.

8. Liability. Except as may otherwise be provided by the 1940 Act or other federal securities laws, neither the Subadviser nor any of its officers, directors, employees or agents shall be subject to any liability to the Manager, the Fund, the Portfolio or any shareholder of the Portfolio for any loss arising from any claim or demand based upon any error of judgment, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any service to be rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadviser’s duties or by reason of reckless disregard by the Subadviser of its obligations and duties. The Manager acknowledges and agrees that the Subadviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Subadviser, whether public or private.

9. Indemnification. The Manager agrees to indemnify and hold harmless the Subadviser, its officers and directors, and any person who “controls” the Subadviser, within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”), from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Subadviser resulting from (i) the Manager’s breach of any provision of this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Advisor or any of its officers, directors or employees in the performance of the Manager’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus and Statement of Additional Information, as amended or supplemented from time to time or promotional materials pertaining or relating to the Fund or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Fund other than in reliance upon written information furnished by the Subadviser or any affiliated person of the Subadviser, expressly for use in the Fund’s registration statement or other than upon verbal information confirmed by the Subadviser in writing expressly for use in the Fund’s registration statement.

In no case shall the Manager’s indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

The Subadviser agrees to indemnify and hold harmless the Manager, its officers and directors, and any person who “controls” the Manager, within the meaning of Section 15 of the 1933 Act, from and against any and all direct or indirect liabilities, losses or damages (including reasonable attorneys’ fees) suffered by Manager resulting from (i) the Subadviser’s breach of its duties under this Agreement, (ii) willful misfeasance, bad faith, reckless disregard or gross negligence on the part of the Subadviser or any of its officers, directors or employees in the performance of the Subadviser’s duties and obligations under this Agreement or (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information, as amended or supplemented from time to time relating to the Portfolio or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadviser to the Manager, the Fund or any affiliated person of the Manager or the Fund expressly for use in the Fund’s registration statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Fund’s registration statement; or (iv) to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio transactions with respect to the assets of the Fund according to the standards and requirements of the Securities and Exchange Act of 1934, as amended, the 1940 Act, and the Investment Advisers Act of 1940, as amended.

In no case shall the Subadviser’s indemnity in favor of the Manager or any affiliated person or controlling person of the Manager, or any other provision of this Agreement, be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

10. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

a. unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval;

b. this Agreement may at any time be terminated on sixty days’ written notice to the Subadviser either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio;

c. this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

d. this Agreement may be terminated by the Subadviser on sixty days’ written notice to the Manager and the Fund, or, if approved by the Board of Directors of the Fund, by the Manager on sixty days’ written notice to the Subadviser; and

Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

11. Amendment. This Agreement may be amended at any time by mutual consent of the Manager and the Subadviser, provided that, if required by law (as may be modified by any exemptions received of the Manager), such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Manager or the Subadviser, cast in person at a meeting called for the purpose of voting on such approval.

12. Certain Definitions. For the purpose of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person” and “assignment” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

13. General.

a. The Subadviser may perform its services through any employee, officer or agent of the Subadviser, and the Manager shall not be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus of the Portfolio shall perform the portfolio management duties described therein until the Subadviser notifies the Manager that one or more other employees, officers or agents of the Subadviser, identified in such notice, shall assume such duties as of a specific date.

b. If any term or provision of this Agreement or the application thereof to any person or circumstances is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

c. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

14. Use of Name

It is understood that the phrases “Neuberger Berman” and “Genesis” and any logos associated with those names are the valuable property of the Subadviser. The Fund or Manager shall furnish, or shall cause to be furnished, to the Subadviser or its designee, each piece of sales literature or other promotional material in which the Subadviser is named, at least ten (10) business days prior to its use. The Subadviser shall be permitted to review and approve the material in written or electronic form prior to such printing, with such approval not to be unreasonably withheld. Upon termination of this Agreement, the Fund shall forthwith cease to use such phrases and logos.

15. Confidentiality

Subject to the duty of the Manager or Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Subadviser and the Fund in respect thereof. It is understood that any information or recommendation supplied by the Subadviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Manager, the Fund or such persons as the Manager may designate in connection with the Fund.

METLIFE ADVISERS, LLC

By:	/s/ Jeffrey L. Bernier
Jeffrey L. Bernier
Senior Vice President

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Robert Conti
Robert Conti
President

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